UNITED STATES

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 4, 2020

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant’s telephone number including area code) (Registrant’s former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	TTNP	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

The following letter was mailed to our stockholders of record as of May 22, 2020 and has been posted on our website:

Dear Titan Stockholder,	August 4, 2020

First and foremost, we hope that you are safe and in good health. During the past few weeks, Titan management and our proxy solicitation agents, Alliance Advisors LLC, have reached out to many of you regarding the upcoming meeting of stockholders on August 12, 2020. With just a few days to go, we believe it is critical to provide you with an update of our plans for growth, which can only be implemented if we secure your vote in support of the proposal to increase Titan’s authorized shares. We encourage you to vote in support of the proposal by calling Alliance Advisors at 866-619-4651 at your earliest convenience, and no later than August 11, 2020.

As you know, the reacquisition of Probuphine® (buprenorphine) implant has required us to transform from a small, development-focused company into a commercial organization. While this has been a challenging task with our limited resources, in February 2020 we felt we were ready to fully re-launch Probuphine with highly qualified territory-focused sales professionals, supported by an accomplished, experienced Medical Affairs team. Unfortunately, the ensuing rapid emergence of the COVID-19 pandemic and the attendant social distancing rules have led to significantly fewer face-to-face interactions between healthcare providers (“HCPs”) and patients. This, coupled with travel restrictions and clinic closures, has hindered the effectiveness of our commercial activities over the past few months. We have responded by rapidly shifting our focus to providing virtual communication and training tools for HCPs and their staff to use with their patients, and to highlighting the potential benefits of Probuphine as an important treatment option in the new telemedicine environment.

Our goal is to rapidly expand our outreach capabilities to the medical community and patients by fully embracing a digital communications approach. In late June, we established a co-promotion partnership with Indegene, Inc., a leading healthcare solutions company, to utilize their expertise in the following:

• Sophisticated multichannel marketing tools • Predictive analytics	• Webinars • Social media campaigns

These capabilities will be used along with Indegene’s dedicated tele-representatives in order to expand the universe of Probuphine Risk Evaluation and Mitigation Strategy (REMS)-certified HCPs, with the aim of growing Probuphine utilization for maintenance treatment in appropriate OUD patients. Teams from both companies have been working diligently to implement the digital platform in order to begin initial communications to HCPs this week. This will be followed in the coming months with:

•	A comprehensive campaign to educate HCPs about Probuphine’s value as a maintenance treatment option for select patients using Indegene’s multiple digital channels; and
•	A pilot program focusing on OUD patients and their caregivers using digital techniques to provide information on treatment with Probuphine along with follow-up by trained staff to assist in connecting potential patients with REMS-certified HCPs.

Achievement of the goals outlined above is possible only if we receive sufficient votes in support of the proposal to increase the authorized shares. At this time, over one-third of the outstanding shares have not been voted. While a substantial majority of the votes that have been cast are in favor of the proposal, receiving YOUR vote supporting the proposal is imperative in order for us to reach our goal of 47.8 million “FOR” votes.

Without an increase in our authorized shares, we are extremely limited in our ability to raise funds in support of Probuphine commercialization, and this would mean a complete disruption in these activities. As you know, all of our assets are pledged to our debt holders and, without the ability to raise capital, these will be in jeopardy.

We pledge to use the additional authorized shares to judiciously raise capital periodically and to support the growth of Titan based on demonstrable progress, while, at the same time, looking at strategic business opportunities to add value to the company.

If you held Titan shares on May 22, 2020, we encourage you to vote in support of the proposal by calling Alliance Advisors at 866-619-4651 at your earliest convenience and by no later than August 11, 2020.

Thank you for your support.

Titan’s Management Team

Item 8.01. Other Events

The information set forth above in Item 5.07 is hereby incorporated by reference in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2020	TITAN PHARMACEUTICALS, INC.

	By:	/s/ Sunil Bhonsle
Name: Sunil Bhonsle Title: Chief Executive Officer